EXHIBIT 99.1

Castle Brands Announces Fiscal 2018 Second Quarter Results

Gross Profit Increased 10.6% on Net Sales Increase of 6.5%

Driven by Continued Growth of Jefferson’s and Goslings Stormy Ginger Beer

NEW YORK – November 9, 2017 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the three and six months ended September 30, 2017.

Operating highlights for the three and six months ended September 30, 2017:

●	Net sales increased 14.8% to $41.7 million for the first six months of fiscal 2018, as compared to $36.4 million for the comparable prior-year period, with net sales increasing 6.5% to $20.9 million for the second quarter of fiscal 2018, as compared to $19.6 million for the comparable prior-year period.

●	Total gross profit increased 18.5% to $17.1 million for the first six months of fiscal 2018, as compared to $14.4 million for the comparable prior-year period, and increased 10.6% to $8.5 million for the second quarter of fiscal 2018, as compared to $7.7 million for the comparable prior-year period.

●	Income from operations increased to $1.2 million for the first six months of fiscal 2018 as compared to $0.1 million for the comparable prior-year period, with income from operations increasing to $1.2 million for the second quarter of fiscal 2018, as compared to $0.3 million for the comparable prior-year period.

●	Continued strong growth of Jefferson’s bourbons and the Irish whiskies and the addition of the Arran scotch whiskey portfolio, led to a 21.0% increase in whiskey revenues for the first six months of fiscal 2018 from the comparable prior-year period.

●	Goslings Stormy Ginger Beer case sales increased 37.2% to approximately 907,000 cases in the first six months of fiscal 2018 from approximately 660,000 in the comparable prior-year period.

●	In addition to continuing its new fill programs, the Company purchased an additional 770 barrels of aged bourbon in the quarter to support the continued growth of Jefferson’s.

“We are again reporting strong growth of our lead brands, such as Jefferson’s, our Irish whiskeys and Goslings “Stormy Ginger Beer.” This resulted in solid revenue growth and even greater growth in gross profit, allowing us to increase income from operations, reduce net loss and increase EBITDA, as adjusted. We expect these trends of increasing sales and improving financial performance to continue over the balance of the fiscal year and beyond,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The acquisition in October of an additional 5.0% stake in Copperhead Distillery Company, the owner of the Kentucky Artisan Distillery, the home of Jefferson’s, demonstrates our continued commitment to our Jefferson’s brand. Further, by expanding our credit facility with our existing lender, we believe we have positioned ourselves to support the continued growth of our entire portfolio,” Mr. Lampen added.

“The combination of our new fill whiskey program, coupled with opportunistic purchases of aged whiskies, enables us to build substantial reserves of aged bourbon to support continued strong growth of our Jefferson’s brand. We released a limited-edition Jefferson’s Presidential Select in the second quarter and plan to expand our wine finishes program in the coming months. We are also preparing the launch of the next voyages of our Jefferson’s Ocean Aged at Sea® bourbon, including Cask Strength and a “Wheated” Ocean,” said John Glover, Executive Vice President and Chief Operating Officer of Castle Brands.

“The continued growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver of Goslings “Stormy Ginger Beer.” Ginger beer sales for the 12 months ended September 30, 2017 exceeded 1.6 million cases, making “Stormy Ginger Beer” the best-selling premium ginger beer in America. We are very pleased with the success of our first six months at Walmart, and look forward to continuing the overall growth of the brand,” Mr. Glover added.

For the Three and Six Months Ended September 30, 2017

In the second quarter of fiscal 2018, the Company had net sales of $20.9 million, a 6.5% increase from net sales of $19.6 million in the comparable prior-year period. This sales growth was primarily driven by the U.S. sales growth of Jefferson’s bourbons and Goslings Stormy Ginger Beer. Net income was $0.3 million in the second quarter of fiscal 2018 compared to a net loss of ($0.5) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.0) million, or ($0.00) per basic and diluted share, in the second quarter of fiscal 2018, as compared to ($0.7) million, or ($0.00) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the second quarter of fiscal 2018 improved to $1.9 million as compared to $1.0 million for the comparable prior-year period.

For the six months ended September 30, 2017, the Company had net sales of $41.7 million, a 14.8% increase from net sales of $36.4 million in the comparable prior-year period. Net loss was ($0.6) million for the six months ended September 30, 2017, as compared to a net loss of ($1.1) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.9) million, or ($0.01) per basic and diluted share, for the six months ended September 30, 2017, as compared to ($1.5) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the six months ended September 30, 2017 improved to $2.7 million as compared to $1.6 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2017, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2017	2016	2017	2016
Sales, net*	$20,894,150	$19,627,791	$41,746,437	$36,378,716
Cost of sales*	12,350,901	11,900,531	24,624,569	21,935,341

Gross profit	8,543,249	7,727,260	17,121,868	14,443,375

Selling expense	4,899,208	5,031,597	10,955,407	9,662,512
General and administrative expense	2,298,882	2,140,659	4,561,879	4,130,894
Depreciation and amortization	186,283	253,463	391,235	507,097

Income from operations	1,158,876	301,541	1,213,347	142,872

Other expense, net	(59)	(27)	(59)	(333)
Income from equity investment in non-consolidated affiliate	29,846	18,837	71,595	23,320
Foreign exchange gain (loss)	18,853	(3,375)	(32,308)	76,488
Interest expense, net	(901,559)	(328,868)	(1,793,423)	(639,129)

Income (loss) before provision for income taxes	305,957	(11,892)	(540,848)	(396,782)
Income tax expense, net	(25,335)	(477,962)	(43,748)	(688,775)

Net income (loss)	280,622	(489,854)	(584,596)	(1,085,557)
Net income attributable to noncontrolling interests	(282,303)	(210,856)	(363,482)	(380,972)

Net loss attributable to common shareholders	$(1,681)	$(700,710)	$(948,078)	$(1,466,529)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	163,209,562	160,698,696	163,138,853	160,610,804

* Sales, net and Cost of sales include excise taxes of $1,759,630 and $1,912,740 for the three months ended September 30, 2017 and 2016, respectively, and $3,399,385 and $3,628,701 for the six months ended September 30, 2017 and 2016, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to common shareholders	$(1,681)	$(700,710)	$(948,078)	$(1,466,529)
Adjustments:
Interest expense, net	901,559	328,868	1,793,423	639,129
Income tax expense, net	25,335	477,962	43,748	688,775
Depreciation and amortization	186,283	253,463	391,235	507,097
EBITDA income	1,111,496	359,583	1,280,329	368,472
Allowance for doubtful accounts	16,712	11,550	30,812	23,100
Allowance for obsolete inventory	—	50,000	50,000	100,000
Stock-based compensation expense	504,490	410,097	979,816	762,497
Other expense, net	59	27	59	333
Income from equity investments in non-consolidated affiliate	(29,846)	(18,837)	(71,595)	(23,320)
Foreign exchange loss (gain)	(18,853)	3,375	32,308	(76,488)
Net income attributable to noncontrolling interests	282,303	210,856	363,482	380,972
EBITDA, as adjusted	$1,866,362	$1,026,651	$2,665,210	$1,535,566

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com